Exhibit 3.6
AMENDMENT TO AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLORI ENERGY INC.
(Pursuant to Sections 242 of the
General Corporation Law of the State of Delaware)
          Glori Energy Inc., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “General Corporation Law”),
     DOES HEREBY CERTIFY:
     1. The name of the corporation is Glori Energy Inc. (the “Corporation”). The Certificate of Incorporation of the Corporation was filed with the Secretary of State of Delaware on November 22, 2005 under the name Glori Oil Limited. A restated certificate of incorporation was filed on February 16, 2006, November 29, 2006, July 12, 2007, October 15, 2009 and an Amended and Restated Certificate of Incorporation was filed on December 30, 2011 (such Amended and Restated Certificate of Incorporation, as further amended on January 19, 2012, the “Amended and Restated Certificate of Incorporation”).
     2. That the Board of Directors duly adopted resolutions proposing to further amend the Amended and Restated Certificate of Incorporation, declaring said amendment to be advisable and in the best interests of this corporation and its stockholders, and authorizing the appropriate officers of this corporation to solicit the approval of the stockholders thereof, which resolutions set forth the proposed amendment as follows:
The first paragraph of Article FOURTH is deleted and such first paragraph of Article Fourth is replaced in its entirety as follows:
          “FOURTH: The total number of shares of all classes of stock which the Corporation shall have authority to issue is (i) 100,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and (ii) 10,865,443 shares of Preferred Stock, $0.0001 par value per share (“Preferred Stock”), of which (A) 521,852 shares are hereby designated as Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), (B) 2,901,052 shares are hereby designated as Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock”) and (C) 7,442,539 shares are hereby designated Series C Preferred Stock, par value $0.0001 per share (the “Series C Preferred Stock”).”
     3. That the foregoing amendment was approved by the holders of the requisite number of shares of this Corporation in accordance with Section 228 of the General Corporation Law.
     4. That this Amendment to Amended and Restated Certificate of Incorporation, which amends the provisions of this corporation’s Amended and Restated Certificate of Incorporation has been duly adopted in accordance with Section 242 of the General Corporation Law.

     IN WITNESS WHEREOF, this Amended and Restated Certificate of Incorporation has been executed by a duly authorized officer of this Corporation on this 11th day of June 2012.

By:	/s/ Victor M. Perez Victor M. Perez, Chief Financial Officer